Exhibit 99.2

                                                          For Immediate Release:

                      United Heritage Corporation Receives
                   Commitment to Increase Loan to $6.5 Million

      CLEBURNE, Texas, July 11, 2005 - United Heritage Corporation (Nasdaq:
UHCP) announced today that Almac Financial Corporation ("AFC"), a corporation owned by Walter G. Mize, United Heritage Corporation's ("UHC") Chairman of the Board, President and Chief Executive Officer, has committed, under certain terms and conditions, to renew, extend and increase the current revolving credit note (AFC, the Lender, and UHC, the Borrower) from $4 million to $6.5 million. C. Dean Boyd, UHC's Chief Financial Officer, has reviewed the terms and conditions of the commitment. The amount owed under the current AFC revolving credit note is approximately $2,950,000. Including the $1 million currently available under the existing revolving note, this commitment increase makes funds available to UHC of $3.5 million from the renewed, extended and increased revolving credit note.

      "After discussions with UHC's consulting Petroleum Engineers and Geologists, UHC's Board of Directors will come to a conclusion as to the best utilization of these funds," said Walter G. Mize, UHC's Chief Executive Officer." "We expect to use these additional loan proceeds in the continuing development of UHC's Texas and New Mexico oil and gas properties as well as for other general operating expenses."

UHC will continue to seek other funding sources and/or oil and gas industry partners.

About United Heritage Corporation:
United Heritage Corporation is an oil and gas exploration and production company based in Cleburne, Texas. Through subsidiaries it holds four leasehold properties totaling 30,500 acres in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico, that are estimated to contain in excess of 275 million barrels of remaining oil-in-place and 22 BCF of gas remaining-in-place. Currently 35.2 million barrels/oil and 7,602,000 MCF/gas have been classified proved producing/proved undeveloped reserves.

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This press release may include forward-looking statements based on current expectations that involve a number of uncertainties. Details on the factors that could affect United Heritage Corporation's business and financial results are included in United Heritage Corporation's Securities and Exchange Commission filings, including the latest Annual Report on Form 10-KSB and on its Quarterly Reports on Form 10-QSB.

Contact:
United Heritage Corporation
Walter G. Mize
(817) 641-3681 - Phone              (817) 641-3683 - Fax
uhcp@aol.com